Exhibit 10.1

SETTLEMENT AGREEMENT

This Settlement Agreement (“Agreement”) is entered into as of June 30th, 2008, between EGPI Firecreek, Inc., a Nevada corporation (the “Company”) and Star Energy Corporation, a Nevada corporation (“Star”).

W I T N E S S E T H:

WHEREAS, on August 3, 2007, the Company and Star entered into that certain Letter Agreement pursuant to which Star issued 2,100,000 shares of its common stock (“Share Payment”) and paid $100,000 (“Cash Payment”) to the Company as consideration for the Company’s rights and interests in certain oil and gas projects located in Ukraine;

WHEREAS, on February 26, 2008, Star, as claimant, submitted a Demand for Arbitration to the American Arbitration Association, Commercial Arbitration Tribunal against the Company and Double Coin, Ltd. (hereinafter the “Arbitration”);

WHEREAS, the Company and Star, in order to avoid further costs, burdens and expense, desire to resolve fully and finally all disputes which do or could concern, relate to, or arise out of the Arbitration;

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein, and for such other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, it is hereby mutually agreed and covenanted by and between the Company and Star, that the Arbitration be settled, upon the following terms and conditions:

1. No Return of Cash Payment. The Company shall be entitled to retain the Cash Payment.

2. Return of Portion of Share Payment. The Company shall return to Star 1,100,000 shares of common stock of the Share Payment and shall be entitled to retain 1,000,000 shares of common stock of the Share Payment (“Settlement Shares”). Upon execution of this Agreement, the Company shall submit to Star’s transfer agent (the “Agent”) the Company’s stock certificate representing the Share Payment. Star and the Agent shall each use reasonable efforts to electronically transmit the Settlement Shares by crediting the Company’s account with DTC through its Deposit Withdrawal Agent Commission (“DWAC”) system.

3. Leakout of Settlement Shares. The Company may sell the Settlement Shares in one or more transactions, in the open market or through private transactions; provided, however, that the Company shall not sell more than twenty percent (20%) of average weekly trading volume of Star’s common stock.

4. Releases. Simultaneously herewith, the parties shall execute and deliver to each other General Releases in the forms annexed hereto as Exhibits A and B.

5. Dismissal of Arbitration. Simultaneously herewith, the Company and Star, and their respective counsel, shall cause the Arbitration to be dismissed with prejudice in its entirety as against the Company.

6. Binding Agreement. This Agreement shall be binding on the parties, their heirs, executors, administrators, successors, subsidiaries and assigns.

7. Counterparts. This Agreement may be executed in counterparts, each of which when taken together shall be considered an original agreement.

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8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to any conflict of law analysis.

9. Further Action. The parties agree to execute or cause their respective attorneys to execute any additional documents and take any further action that may reasonably be required in order to consummate this Agreement.

10. Severability. In the event that any one or more of the provisions of this Agreement shall for any reason be deemed invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and this Agreement shall be construed as if such invalid, illegal or unenforceable provision shall have never been contained herein.

11. Entire Agreement; Amendment. This Agreement represents and expresses the entire agreement between and among the respective parties, supercedes any prior oral or written promises and may not be changed orally. The terms of this Agreement can only be changed by a writing executed by both parties.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date set forth above.

EGPI FIRCREEK. INC.

By:	/s/ Dennis R. Alexander
Name:	Dennis R. Alexander
Title:	Chairman & CEO, CFO

STAR ENERGY CORPORATION

By:	/s/ Michael Kravchenko
Name:	Michael Kravchenko
Title:	Chief Financial Officer

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GENERAL RELEASE

TO ALL TO WHOM THESE PRESENTS SHALL COME OR MAY CONCERN, KNOW THAT

STAR ENERGY CORPORATION (hereinafter “SEC” or the “Releasor”), for good and valuable consideration received from EGPI FIRECREEK, INC. (hereinafter “EGPI” or the “Releasee”), the receipt of which is hereby acknowledged, covenants not to sue and hereby releases and discharges Releasee, Releasee’s current or former officers, directors, members, partners, employees, agents, affiliates, parents, subsidiaries, alter-egos, predecessors, successors or assigns or otherwise related entities, attorneys, and insurers, from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims and demands whatsoever in law, admiralty or equity, which the Releasor, Releasor’ current or former officers, directors, members, partners, employees, agents, affiliates, parents, subsidiaries, alter-egos, predecessors, successors or assigns or otherwise related entities, attorneys, insurers, heirs, executors or administrators, ever had, now have or hereafter can, shall or may have from the beginning of the world to the date of this General Release, including but not limited to any potential claim, counterclaim or cause of action in connection with that certain Letter Agreement, dated August 3, 2007, or that certain Demand for Arbitration submitted by SEC on February 26, 2008.

Releasor agrees and fully understands that this is a full and final General Release applying to all known, unknown, anticipated and unanticipated breaches, injuries and damages from the beginning of the world to the date of this Release. Releasor expressly waives any right or claim of right to assert hereafter that any claim, demand or obligation and/or cause of action has, through ignorance, oversight or error, been omitted from the terms of this General Release, and further expressly waives any right or claim of right under the law of any jurisdiction that releases such as those herein given do not apply to unknown or unstated claims.

Whenever the text hereof requires, the use of singular number shall include the appropriate plural number. This General Release may not be changed orally.

IN WITNESS WHEREOF, Releasor Star Energy Corporation, by Michael Kravchenko, the CFO of Star Energy Corporation, has hereunto set Releasor’s hand and seal on the 30th day of June, 2008.

By:

STATE OF NEW YORK

COUNTY OF NEW YORK

On June 30th, 2008 before me personally came Michael Kravchenko, to me known and known to me to be the CFO of the releasor herein, who duly acknowledged to me that he executed the foregoing release with due authorization of said releasor.

Wanda M. Void
Notary Public

WANDA M. VOID Notary Public, State of New York No. 01VO6045189 Qualified in Bronx County Commission Expires July 24, 2010

GENERAL RELEASE

TO ALL TO WHOM THESE PRESENTS SHALL COME OR MAY CONCERN, KNOW THAT

EGPI FIRECREEK, INC. (hereinafter “EGPI” or the “Releasor”), for good and valuable consideration received from STAR ENERGY CORPORATION (hereinafter “SEC” or the “Releasee”), the receipt of which is hereby acknowledged, covenants not to sue and hereby releases and discharges Releasee, Releasee’s current or former officers, directors, members, partners, employees, agents, affiliates, parents, subsidiaries, alter-egos, predecessors, successors or assigns or otherwise related entities, attorneys, and insurers, from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims and demands whatsoever in law, admiralty or equity, which the Releasor, Releasor,, current or former officers, directors, members, partners, employees, agents, affiliates, parents, subsidiaries, alter-egos, predecessors, successors or assigns or otherwise related entities, attorneys, insurers, heirs, executors or administrators, ever had, now have or hereafter can, shall or may have from the beginning of the world to the date of this General Release, including but not limited to any potential claim, counterclaim or cause of action in connection with that certain Letter Agreement, dated August 3, 2007, or that certain Demand for Arbitration submitted by SEC on February 26, 2008,.

Releasor agrees and fully understands that this is a full and final General Release applying to all known, unknown, anticipated and unanticipated breaches, injuries and damages from the beginning of the world to the date of this Release. Releasor expressly waives any right or claim of right to assert hereafter that any claim, demand or obligation and/or cause of action has, through ignorance, oversight or error, been omitted from the terms of this General Release, and further expressly waives any right or claim of right under the law of any jurisdiction that releases such as those herein given do not apply to unknown or unstated claims.

Whenever the text hereof requires, the use of singular number shall include the appropriate plural number. This General Release may not be changed orally.

IN WITNESS WHEREOF, Releasor EGPI Firecreek, Inc., by Dennis Alexander, the Chairman and Chief Executive Officer of EGPI Firecreek, has hereunto set Releasor’s hand and seal on the              day of June, 2008.

By:	/s/ Dennis Alexander
Dennis Alexander, Chairman and CEO

STATE OF ARIZONA

COUNTY OF MARICOPA

On June 30, 2008 before me personally came Dennis Alexander, to me known and known to me to be the Chairman and Chief Executive Officer of the Releasor herein, who duly acknowledged to me that he executed the foregoing release with due authorization of said releasor.

Notary Public